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                                                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

         The following is a list of the Company's subsidiaries as of December 31, 2001, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

         Asgrow Seed Company LLC (Delaware)

         DEKALB Genetics Corporation (Delaware)

         Holden's Foundation Seeds L.L.C. (Iowa)

         Monsanto Argentina S.A.I.C. (Argentina)

         Monsanto International Sales Company (Virgin Islands)

         Monsanto Technology LLC (Delaware)